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PRIVATE AND CONFIDENTIAL
The Board of Directors
ICON plc
South County Business Park
Leopardstown
Dublin 18
Ireland


We consent to the use of our report dated July 26, 2002, with respect to the consolidated balance sheets of ICON plc as of May 31, 2001 and 2002, and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended May 31, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG
KPMG
Chartered Accountants
Dublin, Ireland
January 30, 2003